Exhibit 99.1

GAP INC. REPORTS JULY and SECOND QUARTER SALES RESULTS

Company Guides Second Quarter EPS with Range of $0.47 to $0.48

SAN FRANCISCO - August 2, 2012 - Gap Inc. (NYSE: GPS) today reported that net sales for the second quarter of fiscal year 2012 increased 6 percent compared with last year, and July 2012 net sales increased 12 percent compared with last year.

Net sales for the second quarter, which ended July 28, 2012, increased 6 percent to $3.58 billion compared with $3.39 billion for the second quarter last year. The company's second quarter comparable sales were up 4 percent compared with a 2 percent decrease in the second quarter last year.

"We are pleased with our second quarter sales performance and the continued positive trend we're experiencing in North America," said Glenn Murphy, chairman and chief executive officer at Gap Inc.

In addition, net sales for the four-week period ended July 28, 2012 were $1.06 billion compared with net sales of $950 million for the four-week period ended July 30, 2011. The company's comparable sales for July 2012 were up 10 percent compared with a 5 percent decrease in July 2011.

Second Quarter Guidance

The company expects diluted earnings per share for the second quarter of fiscal year 2012 to be in the range of $0.47 to $0.48, compared with $0.35 for the second quarter last year. As a result of sales performance, the company expects inventory dollars per store at the end of the second quarter to be below its previous guidance of about flat on a year-over-year basis.

Second Quarter Comparable Sales Results

Comparable sales for the second quarter of fiscal year 2012 were as follows:

        Gap North America: positive 7 percent versus negative 3 percent last year
        Banana Republic North America: positive 7 percent versus negative 2 percent last year
        Old Navy North America: positive 3 percent versus flat last year
        International: negative 5 percent versus negative 4 percent last year

July Comparable Sales Results

Comparable sales for July 2012 were as follows:

        Gap North America: positive 13 percent versus negative 6 percent last year
        Banana Republic North America: positive 8 percent versus negative 4 percent last year
        Old Navy North America: positive 12 percent versus negative 3 percent last year
        International: positive 4 percent versus negative 10 percent last year

Year-to-date net sales were $7.06 billion for the 26 weeks ended July 28, 2012, which was an increase of 6 percent compared with net sales of $6.68 billion for the 26 weeks ended July 30, 2011. The company's year-to-date comparable sales increased 4 percent compared with a 2 percent decrease last year.

Gap Inc. will release its second quarter earnings results via press release on August 16, 2012 at 1:00 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.'s second quarter results in a live conference call and webcast on August 16, 2012 at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 1-800-374-1731. International callers may dial 706-679-5876. The webcast can be accessed at www.gapinc.com.

August Sales

The company will report August sales on August 30, 2012.

Forward-Looking Statements

This press release contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," "project," and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

        diluted earnings per share for the second quarter of fiscal year 2012; and
        inventory dollars per store at the end of the second quarter of fiscal year 2012.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

        the risk that additional information may arise during the company's close process or as a result of subsequent events that would require the company to make adjustments to the financial information.

Additional information regarding factors that could cause results to differ can be found in the company's Annual Report on Form 10-K for the fiscal year ended January 28, 2012, as well as the company's subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of August 2, 2012. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal year 2011 net sales were $14.5 billion. Gap Inc. products are available for purchase in about 90 countries worldwide through about 3,000 company-operated stores, over 200 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:

Mike Jenkins

(415) 427-4454

investor_relations@gap.com

Media Relations Contact:

Emily Russel

(415) 427-6230

press@gap.com